Exhibit 1(h)

REMARKETING AGREEMENT

REMARKETING AGREEMENT, dated                      (the “Agreement”) between NextEra Energy, Inc., a Florida corporation (“NEE”), NextEra Energy Capital Holdings, Inc., a Florida corporation (“NEE Capital”) and a wholly-owned subsidiary of NEE, and The Bank of New York Mellon, not individually but solely as purchase contract agent and attorney-in-fact for the holders of Purchase Contracts (the “Purchase Contract Agent”), and                      (“                    ”),                      (“                    ”) and                      (“                    ”), as remarketing agents (the “Remarketing Agents”) and reset agents (the “Reset Agents”).

WITNESSETH:

WHEREAS, NEE will issue $         (or $         if the overallotment option provided for in the Underwriting Agreement, dated                     , relating to the offer and sale of Corporate Units (as defined below) between the Company, NEE Capital and                      (the “Underwriting Agreement”) is exercised in full) aggregate stated amount of its Equity Units (initially consisting of Corporate Units) under the Purchase Contract Agreement, dated as of                      (the “Purchase Contract Agreement”), by and between the Purchase Contract Agent and NEE; and

WHEREAS, the Corporate Units will initially consist of              units (or              units if the overallotment option provided for in the Underwriting Agreement is exercised in full) referred to as “Corporate Units”; and

WHEREAS, NEE Capital will issue concurrently with NEE’s issuance of the Corporate Units $         aggregate principal amount (or $         aggregate principal amount if the overallotment option provided for in the Underwriting Agreement is exercised in full) of its Series      Debentures due                      (“Debentures”) issued pursuant to the Indenture (For Unsecured Debt Securities), dated as of June 1, 1999 (as amended, the “Indenture”), between The Bank of New York Mellon, as Indenture Trustee, and NEE Capital, and NEE will absolutely, irrevocably and unconditionally guarantee the payment of principal, interest and premium, if any, on the Debentures pursuant to the Guarantee Agreement, dated as of June 1, 1999, between NEE and The Bank of New York Mellon, as guarantee trustee; and

WHEREAS, the Applicable Ownership Interests in Debentures that are a component of the Corporate Units will be pledged pursuant to the Pledge Agreement (the “Pledge Agreement”), dated as of                     , between NEE,                     , as collateral agent, securities intermediary and custodial agent (the “Collateral Agent”), and the Purchase Contract Agent, to secure a Corporate Unit holder’s obligation to purchase common stock, $0.01 par value per share (“Common Stock”)1, of NEE under the related Purchase Contract on the Purchase Contract Settlement Date; and

[1]	To be revised if preferred stock is to be issued upon settlement of Purchase Contracts.

WHEREAS, unless a Special Event Redemption or a Mandatory Redemption has occurred, NEE Capital may, at its option and in its sole discretion, elect to remarket the Debentures underlying the Applicable Ownership Interest in Debentures that are a component of Corporate Units during the Period for Early Remarketing; and

WHEREAS, unless a Special Event Redemption or a Mandatory Redemption has occurred, or unless there has been a Successful Remarketing during the Period for Early Remarketing, or a Holder settles the Purchase Contract underlying a Corporate Unit through the early delivery of cash to the Purchase Contract Agent in the manner described in Section 5.9 or Section 5.6(b) of the Purchase Contract Agreement, each Holder of a Corporate Unit must notify the Purchase Contract Agent of its intention to effect a Cash Settlement of the Purchase Contracts on the Purchase Contract Settlement Date, at or prior to 5:00 p.m., New York City time, on the seventh Business Day immediately preceding the Purchase Contract Settlement Date; and

WHEREAS, if a Holder of a Corporate Unit fails to notify the Purchase Contract Agent of its intention to effect a Cash Settlement in accordance with the Purchase Contract Agreement, such failure shall constitute a default under the related Purchase Contract and the Holder shall be deemed to have consented to the disposition of the related Pledged Applicable Ownership Interests in Debentures pursuant to the Remarketing; and

WHEREAS, holders of Separate Debentures may elect to have their Debentures remarketed during the Period for Early Remarketing, if NEE Capital elects to conduct a Remarketing during such period, or during the Final Three-Day Remarketing Period, by providing notice of such election on or prior to 5:00 p.m., New York City time, on the second Business Day immediately preceding the first Remarketing Date of the applicable Three-Day Remarketing Period, but no earlier than the fifth Business Day immediately preceding such first Remarketing Date of the applicable Three-Day Remarketing Period, and delivering their Debentures to the Custodial Agent; and

WHEREAS, upon a Successful Remarketing during the Period for Early Remarketing, the interest rate on the Debentures will be reset to the Reset Rate on the Reset Effective Date to be determined by the Reset Agents as the rate that such Debentures should bear in order to have a price equal to or greater than 100% of the Remarketing Treasury Portfolio Purchase Price plus the Separate Debentures Purchase Price, plus the applicable Remarketing Fee; provided that in the determination of such Reset Rate, NEE and NEE Capital shall, if applicable, limit the Reset Rate to the maximum permitted by law; and

WHEREAS, upon a Successful Remarketing during the Final Three-Day Remarketing Period, the interest rate on the Debentures will be reset to the Reset Rate on the Reset Effective Date to be determined by the Reset Agents as the rate that such Debentures should bear in order to have a price equal to or greater than 100% of the aggregate principal amount of the Debentures remarketed, plus the applicable Remarketing Fee; provided that (i) in the determination of such Reset Rate, NEE and NEE Capital shall, if applicable, limit the Reset Rate to the maximum permitted by law and (ii) in the event that there is no Successful Remarketing on or prior to the final Remarketing Date, the interest rate on the Debentures will not be reset; and

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WHEREAS, NEE and NEE Capital have requested                     ,                      and                      to each act as a Reset Agent and a Remarketing Agent and in such capacities to perform the services described herein; and

WHEREAS,                     ,                      and                      are each willing to act as Reset Agent and as Remarketing Agent and, in each such capacity, are willing to perform the duties of the Reset Agent and the Remarketing Agent on the terms and conditions expressly set forth herein;

NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms used and not defined in this Agreement shall have the meanings assigned to them in the Purchase Contract Agreement.

Section 2. Appointment and Obligations of the Reset Agents and the Remarketing Agents. NEE and NEE Capital hereby appoint                     ,                      and                      and                     ,                      and                      each hereby accepts such appointment, as the Remarketing Agents to remarket the Debentures (i) of Separate Debenture holders electing to have their Debentures remarketed during a Remarketing Period and (ii) (x) underlying Pledged Applicable Ownership Interests in Debentures of all Corporate Unit holders as to a Remarketing during the Period for Early Remarketing and (y) underlying Pledged Applicable Ownership Interests in Debentures, if the Remarketing is not a Successful Remarketing during the Period for Early Remarketing, of Corporate Unit holders who have failed to notify the Purchase Contract Agent, on or prior to the seventh Business Day immediately preceding the Purchase Contract Settlement Date, of their intention to settle the related Purchase Contracts through Cash Settlement, for settlement on the Purchase Contract Settlement Date (all such Debentures specified in clauses (i) and (ii) above are hereinafter referred to as the “Subject Debentures”), such Remarketing in each case will be pursuant to the Supplemental Remarketing Agreement attached hereto as Exhibit A, between NEE, NEE Capital, the Purchase Contract Agent and the Remarketing Agents (with such changes as NEE, NEE Capital, the Purchase Contract Agent and the Remarketing Agents may agree upon, it being understood that changes may be necessary in the representations, warranties, covenants and other provisions of the Supplemental Remarketing Agreement due to changes in law or facts and circumstances). Pursuant to the Supplemental Remarketing Agreement, the Remarketing Agents will agree, subject to the terms and conditions set forth therein, that the Remarketing Agents will use their commercially reasonable efforts to remarket the Subject Debentures

(i) on each Remarketing Date, if any, occurring during the Period for Early Remarketing, at a price equal to or greater than 100% of the Remarketing Treasury Portfolio Purchase Price plus the Separate Debentures Purchase Price, plus the applicable Remarketing Fee; or

(ii) on each Remarketing Date, if any, occurring during the Final Three-Day Remarketing Period, at a price equal to or greater than 100% of the aggregate principal amount of the Subject Debentures, plus the applicable Remarketing Fee.

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The Remarketing Agents shall not remarket any Subject Debentures for a price less than (i) 100% of the Remarketing Treasury Portfolio Purchase Price plus the Separate Debentures Purchase Price (in the case of a Remarketing during the Period for Early Remarketing) and (ii) 100% of the aggregate principal amount of the Subject Debentures (in the case of a Remarketing during the Final Three-Day Remarketing Period), and shall not be required to purchase any Subject Debentures not successfully remarketed. The proceeds of such Remarketing shall be paid to the Collateral Agent in accordance with Section 6.2(b) of the Pledge Agreement and Section 4.3(b) of the Purchase Contract Agreement (in the case of a Remarketing during the Period for Early Remarketing) and Section 4.6 of the Pledge Agreement and Section 5.4 of the Purchase Contract Agreement (in the case of a Remarketing during the Final Three-Day Remarketing Period) (all of which Sections are incorporated herein by reference). If fewer than all of the Subject Debentures are remarketed in accordance with the terms hereof, or a condition precedent set forth in the Purchase Contract Agreement is not fulfilled, a Remarketing shall be deemed to have failed as to all Subject Debentures.

A holder of Separate Debentures shall have no right to have such Separate Debentures remarketed unless (i) the Remarketing Agents conduct a Remarketing pursuant to the terms of this Agreement, (ii) the Subject Debentures have not been called for Mandatory Redemption or Special Event Redemption, (iii) the Remarketing Agents are able to find a purchaser or purchasers for all Subject Debentures, and (iv) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agents. The Remarketing Agents are not obligated to purchase any Subject Debentures that would otherwise remain unsold in a Remarketing. The Remarketing Agents shall not be obligated in any case to provide funds to make payment upon tender of Subject Debentures for Remarketing.

Section 3. Fees. With respect to a Successful Remarketing during the Period for Early Remarketing, the Remarketing Agents shall retain as a Remarketing Fee an amount but only to the extent that such amount may be deducted from any portion of the proceeds from the Remarketing that is in excess of the sum of the Remarketing Treasury Portfolio Purchase Price and the Separate Debentures Purchase Price, equal to      basis points (    %) of the aggregate of the Remarketing Treasury Portfolio Purchase Price and the Separate Debentures Purchase Price. With respect to a Successful Remarketing during the Final Three-Day Remarketing Period, the Remarketing Agents shall retain as a Remarketing Fee an amount but only to the extent that such amount may be deducted from any portion of the proceeds from the Remarketing that is in excess of the aggregate principal amount of the Subject Debentures, equal to      basis points (    %) of the aggregate principal amount of the Subject Debentures. In addition, the Reset Agents shall receive from NEE Capital a reasonable and customary fee for acting as the Reset Agents (the “Reset Agent Fee”); provided, however, that if a Remarketing Agent shall also act as a Reset Agent, then such Reset Agent shall not be entitled to receive any such Reset Agent Fee. Payment of such Reset Agent Fee, if any, shall be made by NEE Capital on the Reset Effective Date in immediately available funds or, upon the instructions of a Reset Agent, by certified or official bank check or checks or by wire transfer.

Section 4. Replacement and Resignation of Remarketing Agents and Reset Agents. (a) NEE and NEE Capital may in their absolute discretion replace any of                     ,                      and                      as a Remarketing Agent and/or a Reset Agent hereunder by giving notice prior to 3:00 p.m., New York City time, on the eighth Business Day immediately prior to

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any Period for Early Remarketing or the Final Three-Day Remarketing Period. Any such replacement shall become effective upon NEE’s and NEE Capital’s appointment of a successor or successors to perform the services that would otherwise be performed hereunder by a Remarketing Agent and/or a Reset Agent. Upon providing such notice, NEE and NEE Capital shall use all reasonable efforts to appoint such a successor or successors and to enter into a remarketing agreement with such successor or successors as soon as reasonably practicable.

(b)                     ,                      and                      each may resign at any time and be discharged from its duties and obligations hereunder as a Remarketing Agent and/or a Reset Agent by giving notice prior to 3:00 p.m., New York City time, on the eighth Business Day immediately prior to any Period for Early Remarketing or the Final Three-Day Remarketing Period. Any such resignation shall become effective (1) on the date specified in the notice of resignation, provided that there would still be at least one Remarketing Agent or Reset Agent, as the case may be, continuing in such capacity on and after such date, and (2) upon NEE’s and NEE Capital’s appointment of a successor or successors to perform the services that are to be performed hereunder by a Remarketing Agent and/or a Reset Agent, if there otherwise would not be a Remarketing Agent or Reset Agent, as the case may be, on and after the date specified in the notice of resignation. Upon receiving notice from a Remarketing Agent and/or a Reset Agent that it wishes to resign hereunder, and if there would otherwise not be a Remarketing Agent or Reset Agent, as the case may be, at such time, NEE and NEE Capital shall appoint such a successor or successors and enter into a remarketing agreement with it or them as soon as reasonably practicable.

Section 5. Dealing in Relevant Securities. The Remarketing Agents, when acting hereunder or acting in their individual or any other capacity, may, to the extent permitted by law, buy, sell, hold or deal in any of the Debentures, Corporate Units, Treasury Units or any other securities of NEE or NEE Capital (collectively, the “Relevant Securities”). With respect to any Relevant Securities owned by it, each Remarketing Agent may exercise any vote or join in any action with like effect as if it did not act in any capacity hereunder. Each Remarketing Agent, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with NEE or NEE Capital as freely as if it did not act in any capacity hereunder.

Section 6. Registration Statement and Prospectus. In connection with a Remarketing, if and to the extent required (in the opinion of counsel for the Remarketing Agents or NEE and NEE Capital) by applicable law, regulations or interpretations in effect at the time of such Remarketing, NEE and NEE Capital shall use their commercially reasonable efforts to have a registration statement relating to the Subject Debentures effective under the Securities Act of 1933, as amended (the “Securities Act”), by the Business Day immediately preceding the first of the three sequential Remarketing Dates comprising a Three-Day Remarketing Period or the Final Three-Day Remarketing Period, as applicable, and shall furnish a current prospectus and/or prospectus supplement to be used in such Remarketing by the Remarketing Agents under the Supplemental Remarketing Agreement.

Section 7. Conditions to the Remarketing Agents’ Obligations. (a) The obligations of the Remarketing Agents to remarket and purchase the Subject Debentures shall be subject to the terms and conditions of the Supplemental Remarketing Agreement.

(b) If at any time during the term of this Agreement, any Event of Default under the Indenture (as defined in the Indenture), or event that with the passage of time or the giving of notice or both would become an Event of Default under the Indenture, has occurred and is continuing, then the obligations and duties of the Remarketing Agents under this Agreement shall be suspended until such Event of Default or event has been cured. NEE and NEE Capital will cause the Indenture Trustee to give the Remarketing Agents notice of all such Events of Default and events of which the Indenture Trustee is aware.

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Section 8. Indemnification. (a) NEE and NEE Capital each severally and jointly agree to indemnify each Remarketing Agent and each Reset Agent, and their respective affiliates, directors and officers and each person who controls a Remarketing Agent or Reset Agent within the meaning of Section 15 of the Securities Act (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state statute, regulation or common law, and related to or arising out of any acts or omissions of the Remarketing Agents and Reset Agents in connection with their respective duties and obligations as contemplated by Section 2 of this Agreement and will reimburse any Indemnified Party for all expenses (including reasonable attorney fees and expenses) as they are incurred by them in connection with the investigation or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. Neither NEE nor NEE Capital will be liable to any Indemnified Party under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from a Remarketing Agent’s or Reset Agent’s bad faith, willful misconduct or negligence. NEE and NEE Capital also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to NEE, NEE Capital or any of their respective security holders or creditors related to or arising out of any acts or omissions of a Remarketing Agent or Reset Agent in connection with its duties and obligations as contemplated by Section 2 hereof, except to the extent that any loss, claim, damage or liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from a Remarketing Agent’s or Reset Agent’s bad faith, willful misconduct or negligence.

(b) If the indemnification provided for in Section 8(a) shall be unenforceable for any reason, NEE and NEE Capital each severally and jointly agree to contribute to the losses, claims, damages and liabilities for which such indemnification shall be unenforceable, in such proportion as shall be appropriate to reflect (i) the relative fault of NEE and NEE Capital on the one hand and the Remarketing Agents and/or Reset Agents, as the case may be, on the other in connection with the acts or omissions which have resulted in such losses, claims, damages, liabilities and expenses, (ii) the relative benefits received by NEE and NEE Capital of the work performed by the Remarketing Agents and Reset Agents as contemplated by the Agreement, on the one hand, and the value of the engagement to the Remarketing Agents and Reset Agents on the other hand, and (iii) any other relevant equitable considerations; provided, however, that no Indemnified Party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution with respect thereto from any party who is not guilty of such fraudulent misrepresentation. NEE and NEE Capital and each Remarketing Agent and Reset Agent agrees that it would not be just and equitable if contribution pursuant to this Section 8(b) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

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(c) Each Indemnified Party shall give written notice as promptly as reasonably practicable to NEE and NEE Capital of any action commenced against it in respect of which indemnification may be sought hereunder but failure to so notify NEE and NEE Capital hereunder of any such action shall not relieve NEE or NEE Capital of any liability hereunder except to the extent NEE or NEE Capital is materially prejudiced as a result of such failure to notify. NEE and NEE Capital may participate at their own expense in the defense of any such action and may, at their option, jointly assume the defense thereof with counsel selected by NEE and NEE Capital and reasonably acceptable to the Indemnified Party who shall be a defendant in such action, and such Indemnified Party shall bear the fees and expenses of any additional counsel retained by it. If the defendants in any such action include both the Indemnified Party and NEE or NEE Capital or both and counsel for NEE and/or NEE Capital shall have reasonably concluded that there may be a conflict of interest involved in the representation by a single counsel of both the Indemnified Party and NEE and/or NEE Capital, the Indemnified Party shall have the right to select separate counsel, satisfactory to NEE and NEE Capital, provided that, in no event shall NEE and NEE Capital be liable for the fees and expenses of more than one counsel separate from their own counsel in addition to local counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. NEE, NEE Capital, the Remarketing Agents and the Reset Agents each agree that without the prior written consent of the other parties to such action who are parties to this Agreement, which consent shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any claim or proceeding in respect of which such party intends to seek indemnity or contribution under the provisions of this Section 8, unless such settlement, compromise or consent (i) includes an unconditional release of such other parties from all liability arising out of such claim or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such other parties.

Section 9. Termination of Remarketing Agreement. Unless otherwise terminated in accordance with the provisions hereof and except as otherwise provided herein, this Agreement shall remain in full force and effect from the date hereof until the first day after the date on which no Debentures are outstanding, or, if earlier, the Business Day immediately following the earlier of (i) the Reset Effective Date or (ii) the Purchase Contract Settlement Date. Notwithstanding any such termination, the obligations set forth in Section 3 and Section 8 hereof shall survive and remain in full force and effect until all amounts payable under said Section 3 and Section 8 shall have been paid in full. In addition, each former Remarketing Agent and Reset Agent shall be entitled to the rights and benefits, and subject to the obligations, under Section 8 hereof, notwithstanding any such termination or the replacement or resignation of such Remarketing Agent or Reset Agent.

Section 10. Performance; Duty of Care. The duties and obligations of the Remarketing Agents and of the Reset Agents hereunder shall be determined solely by the express provisions of this Agreement and the Supplemental Remarketing Agreement.

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Section 11. Governing Law. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREUNDER.

Section 12. Successors and Assigns. The rights and obligations of NEE or NEE Capital hereunder may not be assigned or delegated to any other person without the prior written consent of the Remarketing Agents, the Reset Agents and the Purchase Contract Agent. The rights and obligations of the Remarketing Agents or the Reset Agents hereunder may not be assigned or delegated to any other person without the prior written consent of NEE and NEE Capital. This Agreement shall inure to the benefit of and be binding upon NEE, NEE Capital, the Purchase Contract Agent, the Remarketing Agents and the Reset Agents, and their respective successors and assigns. The terms “successors” and “assigns” shall not include any purchaser of the Debentures merely because of such purchase.

Section 13. Headings. Section headings have been inserted in this Agreement as a matter of convenience of reference only, and it is agreed that such section headings are not a part of this Agreement and will not be used in the interpretation of any provision of this Agreement.

Section 14. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provisions of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstances or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

Section 15. Counterparts. This Agreement may be executed in any number of counterparts by the parties hereto, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

Section 16. Amendments. This Agreement may be amended by any instrument in writing signed by the parties hereto.

Section 17. Notices. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing or transmitted by any standard form of telecommunication, including telephone or telecopy, and confirmed in writing. All written notices and confirmations of notices by telecommunication shall be deemed to have been validly given or made when delivered or mailed, by registered or certified mail, return receipt requested and postage prepaid or transmitted by facsimile. All such notices, requests, consents or other communications shall be addressed as follows: if to NEE or NEE Capital, to NextEra Energy, Inc., 700 Universe Boulevard, Juno Beach, Florida 33408, Attention: Treasurer; if to the Remarketing Agents or the Reset Agents, to                     ,                                         ,                     ,                     ,                     ,                      and                     ,                     ,                     ,

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                    ; and if to the Purchase Contract Agent, The Bank of New York Mellon,                     ,                     ,                     ,                                          , Attention:                     , or to such other address, or such facsimile number, as any of the above shall specify to the others in writing.

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IN WITNESS WHEREOF, each of NEE, NEE Capital, the Remarketing Agents, the Reset Agents and the Purchase Contract Agent has caused this Remarketing Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.

NEXTERA ENERGY, INC.

By:
Name:
Title:

NEXTERA ENERGY CAPITAL HOLDINGS, INC.

By:
Name:
Title:

CONFIRMED AND ACCEPTED:

, as Remarketing Agent and Reset Agent	THE BANK OF NEW YORK MELLON not individually but solely as Purchase Contract Agent and as attorney-in-fact for the holders of the Purchase Contracts
By:

By:
,		Name:
as Remarketing Agent and Reset Agent		Title:

By:

, as Remarketing Agent and Reset Agent

By:

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Exhibit A to

Remarketing Agreement

FORM OF SUPPLEMENTAL REMARKETING AGREEMENT

1. Introductory. This Supplemental Remarketing Agreement (this “Agreement”) supplements the Remarketing Agreement, dated                      (the “Remarketing Agreement”), between the parties hereto, and the terms of this Agreement, taken together with the terms of the Remarketing Agreement, constitute the entire agreement between the parties with respect to the Remarketing of $         aggregate principal amount of NextEra Energy Capital Holdings, Inc.’s (“NEE Capital”) Series      Debentures due                      (the “Subject Debentures”). All such Subject Debentures have been tendered for Remarketing by the holders thereof who have elected to have their Separate Debentures remarketed during the Period for Early Remarketing or during the Final Three-Day Remarketing Period, or are Debentures underlying the Pledged Applicable Ownership Interests in Debentures of Holders of Corporate Units with respect to a Remarketing during the Period for Early Remarketing, or are Debentures underlying the Pledged Applicable Ownership Interests in Debentures of Holders of Corporate Units who have not given notice that they intend to effect a Cash Settlement of the Purchase Contracts that are a component of their Corporate Units in accordance with the Purchase Contract Agreement with respect to a Remarketing during the Final Three-Day Remarketing Period and have not early settled their Purchase Contracts, and such Subject Debentures have not been called for Mandatory Redemption or Special Event Redemption. Each of                     ,                      and                      (the “Remarketing Agents”) hereby agrees, subject to the terms and conditions set forth herein or incorporated herein, to use its commercially reasonable efforts to remarket the Subject Debentures on the terms set forth in Schedule I hereto.

2. Definitions. Terms defined or incorporated by reference in the Remarketing Agreement are used herein with the meaning ascribed to them therein or in the definitions incorporated therein by reference.

3. Registration Statement and Prospectus. [If required (in the opinion of counsel to either (i) the Remarketing Agents or (ii) NextEra Energy, Inc. and NEE Capital) by applicable law, regulations or interpretations currently in effect;] NextEra Energy, Inc. (“NEE”) and NEE Capital have filed with the Securities and Exchange Commission (“Commission”), and there has become effective, a registration statement on Form S-3 [(Nos. 333-            ] relating to the Subject Debentures. Such registration statement and the documents incorporated by reference therein, as amended to the date of this Agreement, is hereinafter referred to as the “Registration Statement,” and the prospectus included in the Registration Statement, as amended or supplemented to the date of this Agreement to relate to the Subject Debentures and to the Remarketing of the Subject Debentures and the documents incorporated by reference therein, is hereinafter referred to as the “Prospectus.”

4. Provisions Incorporated by Reference.

[incorporate the following text, beginning with paragraph (a), including the specified replacement text for Section 10 of the Underwriting Agreement, if the Remarketing Agents have determined, based on advice of counsel, that applicable law, regulations or interpretations of the Commission make it necessary or advisable to deliver a current prospectus or other offering document in connection with this Remarketing:

(a) The entirety of the Underwriting Agreement, dated                      (the “Underwriting Agreement”), between NEE, NEE Capital and the representatives of the underwriters (other than the Schedules thereto and Section     , Section     , Section      and Section      thereof and Section      (    ), Section      (    ), and Section      (    ) thereof) shall be incorporated by reference into this Agreement and, to the extent they are relevant to a Remarketing of the Subject Debentures, made applicable hereto, except as explicitly amended hereby; provided that (i) the representations and warranties contained in the Underwriting Agreement shall be modified, to the extent necessary and in form and substance reasonably acceptable to the Remarketing Agents, to reflect any changes in the operations and business of NEE and NEE Capital that occurred between the date of the execution of the Remarketing Agreement and the date of the execution of this Agreement, (ii) the following representation shall be added as a representation of both NEE and NEE Capital: “The Remarketing Agreement, and this Agreement each constitutes a valid and binding obligation of [NEE] [NEE Capital] enforceable against [NEE] [NEE Capital] in accordance with its terms, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws affecting creditors’ rights and remedies generally and general principles of equity and subject to any principles of public policy limiting the rights to enforce the indemnification and exculpation provisions contained in the Remarketing Agreement and this Agreement.” and (ii) the following Section 10 shall replace Section 10 of the Underwriting Agreement in its entirety:

“10. Indemnification.

(a) NEE and NEE Capital, jointly and severally, agree to indemnify and hold harmless each Remarketing Agent, each officer and director of each Remarketing Agent, and each person (a “Controlling Person”) who controls any Remarketing Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act or any other statute or common law, and to reimburse each such Remarketing Agent, officer, director and Controlling Person for any legal or other expenses (including, to the extent hereinafter provided, reasonable counsel fees) when and as incurred by them in connection with investigating any such losses, claims, damages or liabilities or in connection with defending any actions, insofar as such losses, claims, damages, liabilities, expenses or actions arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus supplement, including all Incorporated Documents, or in the Registration Statement, the Pricing Prospectus, the Prospectus or any Issuer Free Writing Prospectus, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the indemnity agreement contained in this Section 10(a) shall not apply to any such losses, claims, damages, liabilities, expenses or actions arising out of, or based upon, any such untrue statement or alleged untrue statement, or any such omission or alleged omission, if such statement or omission was made in reliance upon and in conformity with information furnished in writing, to NEE or NEE Capital by or on behalf of any Remarketing Agent expressly for use in connection with the preparation of any preliminary prospectus supplement, the Registration Statement, the Pricing Prospectus, the Prospectus or any Issuer Free Writing Prospectus or any amendment or supplement to any thereof, or arising out of, or based upon, statements in or omissions from the Statements of Eligibility; and provided, further, that the indemnity agreement contained in this Section 10(a) in respect of any preliminary prospectus supplement, the Pricing Prospectus, any Issuer Free Writing Prospectus or the Prospectus shall not inure to the benefit of any Remarketing Agent (or of any officer or director or Controlling Person of such Remarketing Agent) on account of any such losses, claims, damages, liabilities, expenses or actions arising from the Remarketing of the Subject Debentures to any person in respect of any preliminary prospectus supplement, the Pricing Prospectus, any Issuer Free Writing Prospectus or the Prospectus, each as may be then supplemented or amended, furnished by such Remarketing Agent to a person to whom any of the Subject Debentures were remarketed (excluding in all cases, however, any document then incorporated by reference therein), insofar as such indemnity relates to any untrue or misleading statement made in or omission from such preliminary prospectus supplement, Pricing Prospectus, Issuer Free Writing Prospectus or Prospectus, if a copy of a supplement or amendment to such preliminary prospectus supplement, Pricing Prospectus, Prospectus or Issuer Free Writing Prospectus (excluding in all cases, however, any document then incorporated by reference therein) (i) is furnished on a timely basis by NEE Capital or NEE to the Remarketing Agent, (ii) is required by law or regulation to have been conveyed to such person by or on behalf of such Remarketing Agent, at or prior to the entry into the contract of sale of the Subject Debentures with such person, but was not so conveyed (which conveyance may be oral or written) by or on behalf of such Remarketing Agent and (iii) would have cured the defect giving rise to such loss, claim, damage or liability. The indemnity agreement of NEE and NEE Capital contained in this Section 10(a) and the representations and warranties of NEE and NEE Capital contained in Section 3 and Section 4 hereof, respectively, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Remarketing Agent or any of its officers, directors or Controlling Persons, and shall survive the Remarketing of the Subject Debentures. Each Remarketing Agent agrees promptly to notify each of NEE and NEE Capital, and each other Remarketing Agent, of the commencement of any litigation or proceedings against the notifying Remarketing Agent, or any of its officers, directors or Controlling Persons, in connection with the Remarketing of the Subject Debentures.

(b) Each Remarketing Agent, severally and not jointly, agrees to indemnify and hold harmless each of NEE and NEE Capital, their respective officers and directors, and each person who controls NEE or NEE Capital, as the case may be, within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act or any other statute or common law and to reimburse each of them for any legal or other expenses (including, to the extent hereinafter provided, reasonable counsel fees) when and as incurred by them in connection with investigating any such losses, claims, damages or liabilities or in connection with defending any actions, insofar as such losses, claims, damages, liabilities, expenses or actions arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus supplement, the Registration Statement, the Pricing Prospectus, the Prospectus or any Issuer Free Writing Prospectus, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and in conformity with information furnished in writing to NEE or NEE Capital by or on behalf of such Remarketing Agent expressly for use in connection with the preparation of any preliminary prospectus supplement, the Registration Statement, the Pricing Prospectus, the Prospectus or any Issuer Free Writing Prospectus or any amendment or supplement to any thereof. The Remarketing Agents hereby furnish to NEE and NEE Capital in writing expressly for use in the preliminary prospectus supplement, dated                     , the Registration Statement, the Pricing Prospectus, the Prospectus and any Issuer Free Writing Prospectus, the following: [insert information provided by the Remarketing Agents]. NEE and NEE Capital each acknowledge that the statements identified in the preceding [    ] sentence[s] constitute the only information furnished in writing by or on behalf of the Remarketing Agents expressly for inclusion in the preliminary prospectus supplement dated                     , the Registration Statement, the Pricing Prospectus, the Prospectus or any Issuer Free Writing Prospectus. The respective indemnity agreement of each Remarketing Agent contained in this Section 10(b) shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of NEE or NEE Capital or any of their respective officers or directors or any person who controls NEE or NEE Capital within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or by or on behalf of any other Remarketing Agent or any of its officers, directors or Controlling Persons, and shall survive the Remarketing of the Subject Debentures. NEE and NEE Capital agree promptly to notify the Remarketing Agents of the commencement of any litigation or proceedings against NEE, NEE Capital (or any of their respective controlling persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) or any of their respective officers or directors in connection with the Remarketing of the Subject Debentures.

(c) NEE, NEE Capital and each of the several Remarketing Agents each agree that, upon the receipt of notice of the commencement of any action against it, its officers and directors, or any person controlling it as aforesaid, in respect of which indemnity or contribution may be sought under the provisions of this Section 10, it will promptly give written notice of the commencement thereof to the party or parties against whom indemnity or contribution shall be sought thereunder, but the omission so to notify such indemnifying party or parties of any such action shall not relieve such indemnifying party or parties from any liability which it or they may have to the indemnified party otherwise than on account of this indemnity agreement. In case such notice of any such action shall be so given, such indemnifying party or parties shall be entitled to participate at its own expense in the defense or, if it so elects, to assume (in conjunction with any other indemnifying parties) the defense of such action, in which event such defense shall be conducted by counsel chosen by such indemnifying party or parties and reasonably satisfactory to the indemnified party or parties who shall be defendant or defendants in such action, and such defendant or defendants shall bear the fees and expenses of any additional counsel retained by them; but if the indemnifying party or parties shall elect not to assume the defense of such action, such indemnifying party or parties will reimburse such indemnified party or parties for the reasonable fees and expenses of any counsel retained by them; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and counsel for the indemnifying party shall have reasonably concluded that there may be a conflict of interest involved in the representation by such counsel of both the indemnifying party and the indemnified party, the indemnified party or parties shall have the right to select separate counsel, satisfactory to the indemnifying party or parties, to participate in the defense of such action on behalf of such indemnified party or parties at the expense of the indemnifying party or parties (it being understood, however, that the indemnifying party or parties shall not be liable for the expenses of more than one separate counsel representing the indemnified parties who are parties to such action). NEE, NEE Capital and each of the several Remarketing Agents each agree that without the prior written consent of the other parties to such action who are parties to this Agreement, which consent shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any claim or proceeding in respect of which such party intends to seek indemnity or contribution under the provisions of this Section 10, unless such settlement, compromise or consent (i) includes an unconditional release of such other parties from all liability arising out of such claim or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such other parties.

(d) If, or to the extent, the indemnification provided for in Section 10(a) or Section 10(b) hereof shall be unenforceable under applicable law by an indemnified party, each indemnifying party agrees to contribute to such indemnified party with respect to any and all losses, claims, damages, liabilities and expenses for which each such indemnification provided for in Section 10(a) or Section 10(b) hereof shall be unenforceable, in such proportion as shall be appropriate to reflect (i) the relative fault of NEE and NEE Capital on the one hand and the Remarketing Agents on the other hand in connection with the statements or omissions which have resulted in such losses, claims, damages, liabilities and expenses, (ii) the relative benefits received by NEE and NEE Capital on the one hand and the Remarketing Agents on the other hand from the Remarketing of the Subject Debentures pursuant to this Agreement, and (iii) any other relevant equitable considerations; provided, however, that no indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution with respect thereto from any indemnifying party not guilty of such fraudulent misrepresentation. Relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by NEE and NEE Capital or the Remarketing Agents and each such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. NEE, NEE Capital and each of the Remarketing Agents agree that it would not be just and equitable if contribution pursuant to this Section 10(d) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 10(d), no Remarketing Agent shall be required to contribute in excess of the amount equal to the excess of (i) the total price at which the Subject Debentures remarketed by it were offered to the public, over (ii) the amount of any damages which such Remarketing Agent has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission. The obligations of each Remarketing Agent to contribute pursuant to this Section 10(d) are several and not joint and shall be in the same proportion as such Remarketing Agent’s obligation to remarket the Subject Debentures is to the total principal amount of the Subject Debentures set forth in Schedule II hereto.”]

[(b)] To the extent the Underwriting Agreement is applicable hereto, references therein to (i) the “Underwriter” or “Underwriters” or the “Representative” or “Representatives”, as the case may be, shall be deemed to refer to the Remarketing Agent or Remarketing Agents, as the case may be; (ii) “Securities” shall be deemed to refer to the Subject Debentures; (iii) “this Agreement” shall be deemed to refer to the Remarketing Agreement as supplemented by this Agreement, (iv) “the date hereof” shall be deemed to refer to the date of a Successful Remarketing, and (v) “Closing Date” shall be deemed to refer to the Remarketing Closing Date (as defined below). To the extent the provisions of the Underwriting Agreement refer to the “preliminary prospectus supplement,” the “Prospectus,” the “Pricing Prospectus,” the “Registration Statement,” the “Pricing Disclosure Package,” a “Free Writing Prospectus,” and an “Issuer Free Writing Prospectus,” such references shall be deemed to (i) refer to any preliminary prospectus supplement, prospectus, pricing prospectus, registration statement, free writing prospectus or issuer free writing prospectus, or other offering document, that NEE and NEE Capital are required to prepare or file with respect to the Subject Debentures, or the documents which constitute the pricing disclosure package with respect to the Subject Debentures, pursuant to applicable law, regulations or interpretations of the Commission in effect at the time of the Remarketing of such Subject Debentures, including all documents incorporated by reference therein and (ii) refer to each such document as amended or supplemented to the date of a Successful Remarketing. The term “Incorporated Documents” in the Underwriting Agreement shall be deemed to include those filed by NEE and incorporated by reference in the Registration Statement. References to issuance and/or sale of Debentures shall be deemed to refer to Remarketing of the Subject Debentures.

5. Purchase and Sale; Remarketing Fee. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth or incorporated herein, the Remarketing Agents agree to use their commercially reasonable efforts to remarket, and to purchase from the registered holder or holders thereof in the manner specified in Section 6 hereof, the principal amount of the Subject Debentures set forth in Schedule I hereto at a price equal to or greater than 100% of [the Remarketing Treasury Portfolio Purchase Price plus the Separate Debentures Purchase Price]2 [the aggregate principal amount of the Subject Debentures]3 plus the applicable Remarketing Fee. In connection therewith, under the terms of the Debentures the registered holder or holders thereof has/have agreed, in the manner, and from the portion of the proceeds, specified in Section 6 hereof, to pay to the Remarketing Agents a Remarketing Fee equal to      basis points (    %) of [the Remarketing Treasury Portfolio Purchase Price plus the Separate Debentures Purchase Price] [the aggregate principal amount of the Subject Debentures]. If fewer than all of the Subject Debentures are remarketed in accordance with the terms hereof, or a condition precedent set forth in the Purchase Contract Agreement is not fulfilled, the Remarketing shall be deemed to have failed as to all Subject Debentures.

6. Time, Date and Place of Closing. Delivery of the Subject Debentures and payment therefor by wire transfer in federal funds shall be made at              [A.M./P.M.], New York City time, on the settlement date set forth on Schedule I, at the offices of                     ,                     ,                     ,                     . The time and date of such delivery and payment are herein called the “Remarketing Closing Date”), which date and time may be postponed by agreement between the Remarketing Agents, NEE, NEE Capital and the registered holder or holders of the Subject Debentures. Delivery of the Subject Debentures to be remarketed shall be made by the Collateral Agent and the Custodial Agent, as applicable, to the Remarketing Agents on the Business Day immediately preceding the first Remarketing Date of the applicable Three-Day Remarketing Period [selected by NEE Capital pursuant to the Officer’s Certificate]. Upon a successful Remarketing, the Remarketing Agents may deduct the Remarketing Fee from any amount of such Remarketing proceeds in excess of the [Treasury Portfolio Purchase Price plus the Separate Debentures Purchase Price] [aggregate principal amount of the Subject Debentures] or, if the remarketed Debentures are represented by a global certificate, payment of the Remarketing Fee may be made by any method of transfer agreed upon by the Remarketing Agents and the Depositary for the Debentures under the Indenture. Upon a Successful Remarketing, the Remarketing Agents shall deliver the proceeds of such Remarketing (after deducting the Remarketing Fee described in the preceding sentence) to the Collateral Agent in exchange for the Pledged Debentures in accordance with Section 4.3 of the Purchase Contract Agreement.

[2]	With respect to a Successful Remarketing during the Period for Early Remarketing.
[3]	With respect to a Successful Remarketing during the Final Three-Day Remarketing Period.

If the Debentures are not represented by a global certificate, certificates for the Debentures shall be registered in such names and denominations as the Remarketing Agents may request, and NEE Capital agrees to have such certificates available for inspection, packaging and checking by the Remarketing Agents in New York, New York not later than 1:00 p.m. on the Business Day prior to the Remarketing Closing Date.

7. Notices. All communications hereunder shall be in writing and, if to the Remarketing Agents or the Reset Agents, shall be mailed or delivered to the Remarketing Agents or Reset Agents to                     ,                     ,                     ,                     ,                     ,                     ,                     ,                     ,                                           and                     ,                     ,                     ,                                          , if to NEE or NEE Capital, shall be mailed or delivered to it at 700 Universe Boulevard, Juno Beach, Florida 33408, Attention: Treasurer, or if to the Purchase Contract Agent, The Bank of New York Mellon,                     ,                     ,                     ,                                          , Attention:                     , or to such other address as any of the above shall specify to the other in writing. All written notices and confirmations of notices by telecommunication shall be deemed to have been validly given or made when delivered or mailed, by registered or certified mail, return receipt requested and postage prepaid.

8. Termination. This Agreement may be terminated by the Remarketing Agents by delivering written notice thereof to NEE and NEE Capital, at any time prior to the Remarketing Closing Date, if after the date hereof and at or prior to the Remarketing Closing Date:

(a) (i) there shall have occurred any general suspension of trading in securities on The New York Stock Exchange, Inc. (the “NYSE”) or there shall have been established by the NYSE or by the Commission or by any federal or state agency or by the decision of any court any limitation on prices for such trading or any general restrictions on the distribution of securities, or trading in any securities of NEE or NEE Capital shall have been suspended or limited by any exchange located in the United States or on the over-the-counter market located in the United States or a general banking moratorium declared by New York or federal authorities or (ii) there shall have occurred any material adverse change in the financial markets in the United States, any outbreak of hostilities, including, but not limited to, an escalation of hostilities which existed prior to the date hereof, any other national or international calamity or crisis or any material adverse change in financial, political or economic conditions affecting the United States, the effect of any such event specified in this clause (ii) being such as to make it, in the reasonable judgment of the Remarketing Agents, impracticable or inadvisable to proceed with the Remarketing of the Subject Debentures as contemplated in the Pricing Disclosure Package or for the Remarketing Agents to enforce contracts for the sale of the Subject Debentures; or

(b) (i) there shall have been any downgrading or any notice of any intended or potential downgrading in the ratings accorded to the Subject Debentures or any securities of NEE Capital which are of the same class as the Subject Debentures by either Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”), or (ii) either Moody’s or S&P shall have publicly announced that it has under surveillance or review, with possible negative implications, its ratings of the Subject Debentures or any securities of NEE Capital which are of the same class as the Subject Debentures, the effect of any such event specified in (i) or (ii) above being such as to make it, in the reasonable judgment of the Remarketing Agents, impracticable or inadvisable to proceed with the Remarketing of the Subject Debentures as contemplated in the Pricing Disclosure Package or for the Remarketing Agents to enforce contracts for the sale of the Subject Debentures.

This Agreement may also be terminated at any time prior to the Remarketing Closing Date if in the judgment of the Remarketing Agents the subject matter of any amendment or supplement to the Registration Statement or the Prospectus or any Issuer Free Writing Prospectus prepared and furnished by NEE and NEE Capital after the date hereof reflects a material adverse change in the business, properties or financial condition of NEE and its subsidiaries taken as a whole or NEE Capital and its subsidiaries taken as a whole which renders it either inadvisable to proceed with such Remarketing or inadvisable to proceed with the delivery of, or to enforce contracts for the sale of, the Subject Debentures. Any termination of this Agreement pursuant to this Section 8 shall be without liability of any party to any other party except as otherwise provided in Section      and Section      hereof.

9. Counterparts. This Agreement may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

If the foregoing correctly sets forth our understanding, please indicate your acceptance in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement between NEE, NEE Capital, the Remarketing Agents and the Purchase Contract Agent.

Very truly yours,

NEXTERA ENERGY, INC.

By:
Name:
Title:

NEXTERA ENERGY CAPITAL HOLDINGS, INC.

By:
Name:
Title:

Accepted and delivered as of the date first above written:

, as Remarketing Agent and Reset Agent	THE BANK OF NEW YORK MELLON not individually but solely as Purchase Contract Agent and as attorney-in-fact for the holders of the Purchase Contracts
By:

By:
,		Name:
as Remarketing Agent and Reset Agent		Title:

By:

, as Remarketing Agent and Reset Agent

By:

SCHEDULE I

Title of Subject Debentures: Series      Debentures due

Principal Amount of Subject Debentures:

Date of Maturity of Subject Debentures:

Interest Payment Dates:

Coupon Rate:

Price to Public:

Settlement Date:

[Include additional pricing information]

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